UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Doral Financial Corporation

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1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

April 9, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Doral Financial Corporation (“Doral Financial” or the “Company”). This year the meeting will be held at the London Hotel, Hyde Room, 151 West 54th Street, New York, New York on May 12, 2010. The meeting will begin promptly at 7:30 a.m. EST.

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

Only shareholders of record as of the close of business on March 29, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. A list of these shareholders will be available for inspection for a period of ten days prior to the annual meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

Shareholders are urged to review carefully the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. YOUR VOTE IS IMPORTANT. The prompt return of your proxy card will ensure that your vote is counted. Please note that sending us your proxy will not prevent you from voting in person at the meeting if you so desire.

Doral Financial anticipates that the proxy statement and the accompanying form of proxy will be mailed to shareholders on or about April 9, 2010.

We appreciate your support.

Sincerely,

Glen R. Wakeman
President and Chief Executive Officer

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 12, 2010

The annual meeting of shareholders of Doral Financial Corporation (“Doral Financial”) will be held at the London Hotel, Hyde Room, 151 West 54th Street, New York, New York on May 12, 2010, beginning at 7:30 a.m. EST, to vote on the following matters as described in the accompanying proxy statement:

1. The election of ten (10) directors of Doral Financial;

2. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. The transaction of such other business as may properly come before the meeting or any adjournments thereof. Management at present knows of no other business to be brought before the meeting.

Only shareholders of record as of the close of business on March 29, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. A list of these shareholders will be available for inspection for a period of ten days prior to the annual meeting at the office of Doral Financial at the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By order of our Board of Directors,

Enrique R. Ubarri, Esq.
Secretary

Dated: April 9, 2010

i

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Doral Financial Corporation to be held at the London Hotel, Hyde Room, 151 West 54th Street, New York, New York on May 12, 2010, beginning at 7:30 a.m. EST, or any adjournments thereof. Doral Financial anticipates that this proxy statement and the accompanying form of the proxy will be mailed to shareholders commencing on or about April 9, 2010.

GENERAL QUESTIONS ABOUT THE ANNUAL MEETING

What information is contained in the Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board of Directors of Doral Financial, the committees of the Board of Directors, the compensation of directors and executive officers and other required information.

Who is soliciting my vote?

The Board of Directors of Doral Financial is soliciting your vote at the annual meeting.

What am I being asked to vote on at the Annual Meeting?

You will be asked to vote upon:

1. The election of ten (10) directors of Doral Financial;

2. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. The transaction of such other business as may properly come before the meeting or any adjournments thereof. Management at present knows of no other business to be brought before the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, LLC, you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 29, 2010, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments thereof. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. As of the close of business on March 29, 2010, there were 67,283,369 shares of the Company’s common stock outstanding.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring appropriate documentation from your broker, bank or other nominee to personally vote at the meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board’s recommendation for each proposal is set forth below.

Election of Directors (page 6).	The Board recommends a vote “FOR” each of these nominees for director.
The Ratification of Selection of Independent Registered Public Accounting Firm (page 30).	The Board recommends a vote “FOR” this proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. Management at present knows of no other matter to be brought before the meeting.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 67,283,369 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered shareholder of record and attend the meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it to Doral Financial, registered shareholders can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of Doral Financial.

“Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares. “Street name” holders may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the proxy statement.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders with respect to your proxy will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a majority of the total votes cast at the meeting is required for the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm and Other Items.  For the ratification of our independent registered public accounting firm and any other item to be voted at the annual meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will not be voted for any such matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval.

As of the record date, Doral Holdings Delaware, LLC (“Doral Holdings”) beneficially owned approximately 72.0% of the outstanding shares of Doral Financial common stock. As a result, Doral Holdings has sufficient votes to approve each of the proposals to be voted on at the annual meeting. Doral Holdings has indicated that it intends to vote for each of the items described above.

Who will bear the costs of soliciting proxies for the Annual Meeting?

We will bear the cost of soliciting proxies for the annual meeting. We do not intend to solicit proxies otherwise than by the use of the mails but certain of our officers and regular employees or the officers and regular employees of our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies. Proxy material will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Who will count the vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, LLC, will tabulate the votes and act as inspectors of election.

How are my Votes Counted?

You may vote for or against (or withhold your vote in the election of directors) or you may abstain on each proposal. If you abstain from voting on a proposal, your shares will be counted as present for purposes of establishing a quorum.

Could Other Matters be Decided at the Meeting?

We do not intend to present any business at the annual meeting other than as described in the Notice of Meeting. We do not know of any other matters that may come before the annual meeting. If any other matter should properly come before the annual meeting or any adjournments thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

What Happens if the Annual Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Other Information

All share and per share information presented in this proxy statement has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007.

Our Annual Report on Form 10-K for the year ended December 31, 2009 accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

Please contact Christopher Poulton, our Executive Vice President and Chief Development Officer, at (212) 329-3794, if you need directions to be able to attend the meeting and vote in person.

The contents of our corporate website (http://www.doralfinancial.com) are not incorporated by reference into this Proxy Statement.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS

The following table shows, as of March 29, 2010, the amount of our common stock beneficially owned (unless otherwise indicated in the footnotes) by (1) each stockholder known by us to own beneficially more than 5% of our common stock, (2) each director or nominee for director, (3) each executive officer (including a former executive officer) named in the Summary Compensation Table (the “named executive officers”) and (4) by all of our directors and named executive officers as a group. The information is based on reports filed with the SEC and information provided by the persons named below. No director, nominee or named executive officer owned shares of our preferred stock as of such date. On July 19, 2007, Doral Holdings Delaware, LLC, a newly formed entity in which Irving Place Capital (formerly known as Bear Stearns Merchant Banking) and other investors including funds managed by Marathon Asset Management, Perry Capital, the DE Shaw Group and Tennenbaum Capital invested, purchased 48,412,698 shares of common stock for an aggregate purchase price of $610.0 million.

Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

Directors
Frank Baier	—		**
Dennis G. Buchert	—		**
James E. Gilleran	—		**
Douglas C. Jacobs	—		**
David E. King(2)	—		**
Mark Kleinman(2)	—		**
Howard M. Levkowitz(2)	—		**
Raymond J. Quinlan	—		**
Gerard L. Smith	—		**
Management (including former executive officers)
Glen R. Wakeman(3)*	33,129		**
Lesbia Blanco(4)(5)	1,559		**
Robert E. Wahlman	—		**
Paul Makowski(5)	—		**
Christopher C. Poulton(5)	1,500		**
Enrique R. Ubarri(5)	—		**
Marito Domingo(5)(6)	—		**
All directors, nominees and executive officers as a group, consisting of 16 persons, including those named above	36,188		**
Other Principal Holders
Doral Holdings Delaware, LLC	48,412,698	(7)(8)	72.0%
Doral GP Ltd.
Doral Holdings, L.P.
C/O Irving Place Capital
277 Park Avenue
New York, NY 10172

*	Mr. Wakeman is also a director of Doral Financial.

**	Represents less than 1% of Doral Financial’s outstanding common stock.

(1)	Except as noted in the footnotes below, the information is based on the SEC’s definition of “beneficial ownership,” which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days.

(2)	The named director also is a director of Doral GP Ltd., which is the general partner of Doral Holdings, L.P., which is the managing member of Doral Holdings Delaware, LLC, which is the holder of 48,221,343 shares of common stock of Doral Financial. In his capacity as a director of Doral GP Ltd., the named director does not have voting or dispositive power over such shares. The named director is also a senior managing director of an entity which may hold (or affiliates of which may hold) shares of common stock of Doral Financial and which is affiliated with limited partners in Doral Holdings, L.P. and members of Doral Holdings Delaware, LLC and Doral GP Ltd. In his capacity as a senior managing director, the named director does not have voting or dispositive power over such shares. The named director disclaims beneficial ownership of any shares referred to herein.

(3)	Includes 10,000 shares that represent restricted share units that vested in July 2007. In addition, Mr. Wakeman has an investment of $4,000,000 in Doral Holdings, L.P.

(4)	Includes 105 shares owned by spouse.

(5)	191,355 shares of common stock are owned directly by Doral Strategic Co-Investment, L.P. (“Doral Strategic”). Of a total investment of $2,500,000 in Doral Strategic made by Doral Financial’s officers, Ms. Blanco, Mr. Makowski, Mr. Poulton, Mr. Ubarri and Mr. Domingo invested $300,000, $100,000, $100,000, $300,000 and $700,000, respectively.

(6)	Mr. Domingo served as an Executive Officer of the Company until March 25, 2009.

(7)	Based on information filed with the SEC jointly by Doral Holdings Delaware, LLC, Doral Holdings L.P. and Doral GP Ltd. of the total number of shares shown, 48,221,343 shares are held by Doral Holdings Delaware, LLC. Doral Holdings. L.P. acts as the managing member of Doral Holdings Delaware, LLC and Doral GP Ltd. serves as the general partner of Doral Holdings L.P. Accordingly, each of Doral Holdings L.P. and Doral GP Ltd. may be deemed to be an indirect beneficial owner of the shares of common stock owned directly by Doral Holdings Delaware, LLC. Each of Doral Holdings L.P. and Doral GP Ltd. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(8)	191,355 shares of common stock are owned directly by Doral Strategic. Doral GP Ltd. is the general partner of Doral Strategic. Accordingly, Doral GP Ltd. may be deemed to be an indirect beneficial owner of the shares of common stock owned directly by Doral Strategic. Doral GP Ltd. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

PROPOSAL 1 — ELECTION OF DIRECTORS AND RELATED MATTERS

Election of Directors

Our bylaws provide that our Board of Directors shall consist of not fewer than five nor more than thirteen directors as shall be fixed from time to time by our Board of Directors. The number of members of our Board of Directors has been fixed at ten. At the annual meeting, ten directors are to be elected. Our Board of Directors has proposed the nominees listed below for election as directors to serve until the 2011 annual meeting or until their successors are duly elected and qualified.

Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve until the next annual meeting of shareholders. If any of them should become unable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by our Board of Directors. If no substitute nominees are available, the size of our Board of Directors will be reduced.

There are no arrangements or understandings between us and any person pursuant to which such person has been elected a director, except for Mr. Wakeman’s employment agreement with us and the shareholders agreement with Doral Holdings Delaware, LLC referred to under “Board of Directors and Committee Membership”.

The following table sets forth as of March 29, 2010, certain information with respect to each nominee for director.

Principal Occupation, Business Experience,
Name	Qualifications and Other Information	Director Since

Dennis G. Buchert	President of Whitehall Associates since 2005. Chairman of the Board of Directors of Doral Financial from January 2007 to July 2007. Chief Executive Officer of Crédit Agricole Indosuez (US) from 2003 to 2004; President and Chief Executive Officer of IBJ Whitehall Bank & Trust Company, N.Y. from 1997 to 2002; Executive Vice President of IBJ Schroeder Bank & Trust Company, N.Y. from 1994 to 1997. Age 63.	October 2006
The Board of Directors understands that Mr. Buchert’s management experience with other financial institutions, including his positions as President and CEO of other financial institutions, provides the Board of Directors and the Company access to an individual with substantial experience in, among other things, corporate governance, retail and institutional banking, audit and finance, and management of financial institutions, which have allowed him to make valuable contributions as a Director of the Company.
James E. Gilleran	Management Consultant since May 2007. President and Chief Executive Officer of the Federal Home Loan Bank of Seattle from May 2005 to April 2007. Director of the Office of Thrift Supervision from December 2001 to April 2005. Chairman and CEO of the Bank of San Francisco from October 1994 until December 2000. Superintendent of Banks for the State of California from 1989 to 1994. Member of the Bar in California and Washington, DC. Certified Public Accountant in California and North Carolina. Age 76.	December 2007
The Board of Directors understands that Mr. Gilleran’s management experience with other financial institutions and with federal and state banking regulatory agencies, including his leadership positions in such organizations, provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, regulatory matters, risk management, retail and institutional banking, and corporate governance, which have proven to be of great value to the Board.
Douglas C. Jacobs	Self-employed investor since 2003. Executive Vice President and Treasurer for FleetBoston Financial Group from 1995 to 2003. His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s MBS Group. Mr. Jacobs’ other directorships include Fortress Investment Group LLC (a publicly traded company) from 2007 to the present. Previous directorships include ACA Capital Holdings, Inc. (formerly a publicly traded company) from 2004 to 2008 and Global Signal, Inc (formerly a publicly traded company) from 2004 to 2007. Age 62.	February 2009

Principal Occupation, Business Experience,
Name	Qualifications and Other Information	Director Since

The Board of Directors understands that Mr. Jacobs’ management and directorship experience with other financial institutions, including his positions as Treasurer, provides the Board of Directors and the Company access to an individual with a significant experience in corporate governance, investment and financial reporting matters, accounting matters, risk management, and mortgage banking, which provide him a framework to help the Board address the complex challenges which financial institutions and public companies such as the Company face.
David E. King	Senior Managing Director of Irving Place Capital since 2008. Prior to his current position, Mr. King served as Senior Managing Director of Bear Stearns Merchant Banking from 2001 to 2008. Age 51.	July 2007
The Board of Directors understands that Mr. King’s experience in merchant banking and investments in financial and other institutions provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, M&A matters, investment matters, and management of portfolio companies, which have allowed him to make significant contributions to the Board.
Mark Kleinman	Senior Managing Director at Marathon Asset Management since June 2008. Treasurer for J.P. Morgan Chase from August 2004 to June 2, 2008. Managing Director and Treasurer of the Global Corporate and Investment Bank at Citigroup from February 1997 to August 2004. Prior to Citigroup, he was formerly with Goldman Sachs & Co. for 16 years. Age 56.	February 2009
The Board of Directors understands that Mr. Kleinman’s management experience with other financial institutions, including his positions as Treasurer, provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, investment and financial reporting matters, accounting matters, risk management matters, and corporate banking, which have allowed him to be a very valuable contributor to the Board.
Howard M. Levkowitz	Managing Partner and Co-founder of Tennenbaum Capital Partners, LLC, whose predecessor he joined in 1997. Age 42.	July 2007
The Board of Directors understands that Mr. Levkowitz’s experience in merchant banking and investments in financial and other institutions provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, M&A issues, investment matters, and management of portfolio companies, which provide him with the required background to help the Board address the complex challenges which financial institutions and public companies such as the Company face.

Principal Occupation, Business Experience,
Name	Qualifications and Other Information	Director Since

Frank W. Baier	Private consultant since 2010. Chief Financial Officer of Capital Access Network, Inc. from February 1, 2009 to February 26, 2010. From September 2008 to October 2008 he was a Special Advisor to the President of Washington Mutual, Inc. From June 2008 to September 2008 he was the Chief Financial Officer of the Securities Industry and Financial Markets Association. He was the Chief Financial Officer of Independence Community Bank from 2001 to 2006. Mr. Baier previously served as director of Doral Financial from July 2007 to September 2008. Age 44.	May 2009
The Board of Directors understands that Mr. Baier’s management experience with other financial institutions, including his positions as Chief Financial Officer, provides the Board of Directors and the Company access to an individual with a significant experience in investment and financial reporting matters, accounting matters, risk management matters, and management of financial institutions, which provide him with the financial and other background to make very valuable contributions to the Board.
Raymond J. Quinlan	Private Consultant since 2007. A member of the advisory board of the Silverfern Group since 2008. Former Chairman & CEO, Retail Distribution America, for Citigroup, Inc. from 2005 to 2007; Managing Director of M&A Execution for Citigroup Inc. from 2002 to 2005; and CEO, International Cards Division for Citigroup, Inc. from 2000 to 2002. Age 58.	May 2008
The Board of Directors understands that Mr. Quinlan’s management experience with a global financial institution, including his positions as group CEO, provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, financial reporting and accounting, risk management, M&A issues, and retail banking, which provide him with a wide ranging background to contribute his financial and other knowledge to the Board.
Gerard L. Smith	Private Consultant since 2006. Mr. Smith served as Managing Director in charge of Bank Mergers and Acquisitions at Credit Suisse (1998-2006). Mr. Smith was one of the three founding members of the Financial Institutions Group at Salomon Brothers (1976-1985). He also served as head of the UBS Bank Group (1995-1998). Age 63.	June 2008
The Board of Directors understands that Mr. Smith’s management experience with other financial institutions, including his leadership positions, provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, governance, risk management, and bank M&A issues, which have permitted him to help the Board to address the complex challenges which financial institutions such as the Company face.
Glen R. Wakeman	President, Chief Executive Officer and member of the Board of Directors of Doral Financial since August 15, 2006; President of Doral Bank since October 2008; President and Chief Operating Officer of Doral Financial from May 2006 to August 2006; Chief Executive Officer of General Electric Consumer Finance Latin America (1999 — 2006). Age 50.	August 2006

Principal Occupation, Business Experience,
Name	Qualifications and Other Information	Director Since

The Board of Directors understands that Mr. Wakeman’s substantial management and leadership experience with financial institutions and within public companies, including almost four years of experience as President and CEO of the Company, provides the Board of Directors and the Company access to an individual with a significant experience in, among other things, governance, risk management, retail and institutional banking and credit related matters and with experience and knowledge in the day-to day operations of the Company.

Messrs. Gilleran, Quinlan, Jacobs and Wakeman also currently serve on the Board of Directors of Doral Bank PR. Mr. Buchert serves as the Chairman of the Board of Directors of Doral Bank FSB and Mr. Jacobs also serves as a member of the Board of Directors of Doral Bank FSB.

Required Vote

The affirmative vote of a majority of the total votes cast at the meeting is required for the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Vote Recommendation

The Board recommends a vote “FOR” each of these nominees for directors.

Board of Directors and Committee Membership

We are a “controlled company” (one in which more than 50% of the voting power is held by an individual, a group or another company) within the meaning of the rules of the New York Stock Exchange, as Doral Holdings Delaware, LLC (“Doral Holdings”) beneficially owns, as of March 29, 2010, approximately 72.0% of the outstanding shares of our common stock. Accordingly, we are not required under the NYSE rules to have a majority of independent directors, a nominating/corporate governance committee or a compensation committee (each of which, under the NYSE’s rules, would otherwise be required to be comprised entirely of independent directors).

Pursuant to a stockholders agreement, Doral Holdings has the right to designate all nominees for election as directors so long as it beneficially owns a majority of our common stock. In addition, five of the limited partnerships (the “Designating Members”) that invested in the managing partner of Doral Holdings have the ability to exercise Doral Holdings’ right to designate all the nominees for election as directors of Doral Financial. In addition, pursuant to an agreement among the members of Doral Holdings, each of the Designating Members has the right to designate one director for nomination. Currently, the five Designating Members are limited partnerships affiliated with Irving Place Capital, Perry Capital LLC, Marathon Asset Management LLC, Tennenbaum Capital Partners LLC and DE Shaw & Co. LP.

Our affairs are managed by, or are under the direction of, our Board of Directors pursuant to the General Corporations Law of the Commonwealth of Puerto Rico and our certificate of incorporation and bylaws. The Board of Directors has established four committees consisting of an audit committee, a corporate governance and nominating committee, a compensation committee and a risk policy committee. Members of our Board of Directors are kept informed of our business through discussions with the Chief Executive Officer, the Chief

Financial Officer, our internal auditor and with other key members of management, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees.

Our Board of Directors is currently composed of ten directors who are standing for election at the annual meeting. During 2009, the Board of Directors met seven times. Each director attended at least 75 percent of the number of all meetings of the Board of Directors and all Committees on which such person served during 2009.

While we have not adopted a formal policy regarding attendance at shareholder meetings, all board members are encouraged to attend the annual meeting of shareholders. All members of the Board of Directors attended our annual meeting of shareholders held on May 13, 2009. Mr. Frank Baier was not a member of the Board of Directors at the time of our 2009 annual meeting of shareholders.

The non-management members of our Board of Directors hold regularly scheduled executive sessions without management present. The non-management directors have appointed James Gilleran to serve as the lead independent director, who presides over these executive sessions. It is anticipated that other non-management members will serve as lead independent director from time to time as determined by the Board of Directors.

The Audit Committee

Under the terms of its charter, the audit committee represents and assists our board with the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, and the preparation of an audit committee report as required by the SEC to be included in our annual Proxy Statement. The audit committee meets at least four times each year, including periodic meetings held separately with management, the internal auditor, and the independent registered public accounting firm. During 2009, the audit committee met ten times. At March 29, 2010, the audit committee was comprised of Raymond Quinlan (chairperson), Dennis Buchert, Mark Kleinman, James Gilleran, Gerard Smith, Frank Baier and Douglas Jacobs.

The Board of Directors has determined that Raymond Quinlan, chairperson of the audit committee, is an “audit committee financial expert” for purposes of the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002. For a brief listing of the relevant experience of the members of the Audit Committee, please see “Election of Directors” above.

The Board of Directors has determined that Raymond Quinlan, Dennis Buchert, Mark Kleinman, James Gilleran, Gerard Smith, Frank Baier and Douglas Jacobs are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

The Corporate Governance and Nominating Committee; Nomination of Directors

Under the terms of its charter, the corporate governance and nominating committee is responsible for assisting the Board of Directors in its oversight of board composition, corporate governance policies and practices, and related matters. During 2009, the corporate governance and nominating committee held two meetings. At March 29, 2010, the corporate governance and nominating committee was comprised of Howard Levkowitz (chairperson), Mark Kleinman and Dennis Buchert.

The corporate governance and nominating committee does not have a specific diversity policy with respect to the director nomination process. Rather, the committee considers diversity in broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board of Directors in light of the composition of the Board of Directors at the time.

The corporate governance and nominating committee periodically reviews the appropriate size of the Board of Directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board of Directors. In evaluating and determining whether to recommend a candidate to the Board of Directors, the committee has not adopted any specific minimum requirements for nominees. Instead, it reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of our business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee has sole authority to retain and terminate any search firm used to identify candidates for the Board of Directors, including the sole authority to approve such firm’s fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary, if appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2011 ANNUAL MEETING” for procedures describing how a stockholder can submit a proposal to the board of directors.

The Compensation Committee

Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for our senior management and compensation for the Board of Directors. The committee has the authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities to determine CEO and senior executive compensation, including the sole authority to approve such consultant’s fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. During 2009, the compensation committee held two meetings. As of March 29, 2010, the compensation committee was comprised of David King (chairperson), Ray Quinlan, and Mark Kleinman.

The Risk Policy Committee

Under the terms of its charter, the risk policy committee is directly responsible for assisting the Board of Directors in fulfilling its responsibilities to oversee the Company’s policies to manage interest rate risk, market risk and credit risk as well as to oversee hedging and derivatives activities. During 2009, the risk policy committee met four times. At March 29, 2010, the risk policy committee was comprised of Douglas Jacobs (chairperson), David King, Howard Levkowitz, James Gilleran, Frank Baier, Raymond Quinlan and Gerard Smith.

2009 Director Compensation

Director Compensation Policy and Objectives

Our compensation policy is to attract and retain highly qualified members of the Board of Directors with the managing skills required to run a publicly listed company and provide them adequate compensation for the achievement of performance that enhances the value of the Company. Remuneration of the members of the Board is aimed at balancing short-term operational performances with the long-term objective of creating sustainable value and growth.

The Board of Directors agreed to the following compensation structure for independent directors (other than those specifically selected by a Designating Member).

		One Time Option Grant	Annual Grant of
Annual Retainer	Attendance Fees	upon joining Board	Restricted Stock

$50,000(1)	$3,500 per Board or Committee meeting attended, up to $25,000 per year(2)	20,000 shares	2,000 shares

(1)	Chairman of the Board and Audit Committee, Risk Policy Committee and Lead Independent Director are entitled to an additional $25,000 annual stipend.

(2)	Committee fees are payable for Committee meetings held on the same day Board of Directors’ meeting held.

Directors designated by any of the Designating Members or their respective affiliates, other than Gerard Smith and Frank Baier, do not receive director fees. Refer to Proposal 1 — Board of Directors and Committee Membership for additional information regarding the rights of the Designating Members to appoint Nominees. In lieu of any director fees that would otherwise be payable to such directors, we have agreed to pay the Designating Member an annual fee of $125,000. In the case of Gerard Smith and Frank Baier, we have agreed to pay directly to Mr. Smith and Mr Baier an annual stipend of $125,000, which was the annual fee for Perry Partners International, Inc. and D.E. Shaw, respectively, as the Designating Members of Mr. Smith and Mr. Baier to the Board of Directors.

The following table summarizes the principal components of 2009 compensation for the Company’s Board of Directors, including current directors and former directors who served during 2009. The compensation set forth below fully reflects compensation for services performed as a member of the Company’s Board of Directors and its committees. No stock options or shares of restricted stock were granted to any of the directors during 2009.

DIRECTOR COMPENSATION FOR 2009

					Change in Pension
	Fees				Value and
	Earned	Restricted		Non-Equity	Nonqualified
	or Paid	Stock	Options	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Dennis G. Buchert(1)	$79,167	—	—	—	—	—	$79,167
James E. Gilleran(1)	167,750	—	—	—	—	—	167,750
Douglas Jacobs(1)(7)	117,500	—	—	—	—	$50,000	167,500
David E. King(2)	—	—	—	—	—	—	—
Mark Kleinman(2)	—	—	—	—	—	—	—
Howard M. Levkowitz(2)	—	—	—	—	—	—	—
Raymond J. Quinlan(1)	154,500	—	—	—	—	—	154,500
Gerard Smith(3)	125,000	—	—	—	—	—	125,000
Frank Baier(3)	125,000	—	—	—	—	—	125,000
Former Directors:
Kevin M. Twomey(1)(4)	109,250	—	—	—	—	—	109,250
Ramesh Shah(5)	—	—	—	—	—	—	—
Michael O’Hanlon(6)	—	—	—	—	—	—	—

(1)	Includes fees paid for each of the directors’ participation in the boards of directors of subsidiaries of Doral Financial, specifically, Doral Bank- Puerto Rico for Mr. Twomey, Mr. Gilleran, Mr. Jacobs and Mr. Quinlan and Doral Bank, FSB for Mr. Buchert.

(2)	Affiliated with a Designating Member.

(3)	Independent director recommended by a Designating Member

(4)	The Former Director ceased to be a director effective May 12, 2009.

(5)	The Former Director ceased to be a director effective February 11, 2009.

(6)	The Former Director ceased to be a director effective February 11, 2009.

(7)	Prior to his appointment to the Board of Directors, Mr. Jacobs served as a consultant to Doral Financial and received $50,000 as compensation during 2009.

Board Committee Charters

The charters for our Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee and Risk Policy Committee are available free of charge on our website at htpp://

www.doralfinancial.com or upon written request to our Corporate Secretary, Doral Financial Corporation, 1451 F. D. Roosevelt Avenue, San Juan, P.R. 00920.

Corporate Governance

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics that our Board of Directors believes are the appropriate corporate governance policies and practices for Doral Financial. In addition, we have adopted an Information Disclosure Policy, as well as comprehensive written charters for each of our board committees and have committed increased resources to our internal audit department. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics as well as the written charters of our Board committees and the Information Disclosure Policy may be found free of charge on our website at www.doralfinancial.com. A written copy of these documents may be obtained free of charge by requesting them from our General Counsel at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

Our Board of Directors has adopted several procedures by which shareholders and employees, as well as other interested parties, can send communications to our Board of Directors or report possible legal or ethical violations. Anyone wishing to report possible legal or ethical violations may do so by mail to 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717 Attention: General Counsel, or through EthicsPoint, a third-party anonymous and confidential reporting website (www.ethicspoint.com) and telephone hotline (1-866-393-6725).

Shareholders and employees, as well as other interested parties, may also direct their communications to our non-management directors as a group to the following address:

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Attention: Chairman of the Audit Committee

Board Independence

Our Board of Directors is composed of ten directors. Currently, eight out of the ten members of our Board of Directors are independent directors. The eight independent directors are Frank Baier, Dennis Buchert, Mark Kleinman, James Gilleran, Gerard Smith, Douglas Jacobs, Howard Levkowitz and Raymond Quinlan.

In determining independence, our Board of Directors has affirmatively determined whether directors have a “material relationship” with us. When assessing the “materiality” of a director’s relationship with us, our Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. If a person or organization affiliated with a director provides to or receives services from us, our Board of Directors considers the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

According to the applicable listing standards of the New York Stock Exchange, a director is not independent if: (a) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (b) the director has received, or has a family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service; (c) (1) the director is a current partner or employee of a firm that is the Company’s internal or external auditor, (2) the director has an immediate family member who is a current partner of such firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and worked on the Company’s audit within that time; (d) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any current executive officer of the Company serves in that company’s compensation committee; or (e) the director is a current employee, or has an immediate family member who is a current executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000.00, or 2% of the other company’s gross revenues.

The Board of Directors of the Company also adopted a board resolution that implemented the following additional independence standards for directors of the Company: (a) not being, or having an immediate family member who is, one of our present or former executive officers (during the preceding five years); (b) not personally receiving or having an immediate family member who receives more than $60,000 per year in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior service; (c) not being employed, or having an immediate family member employed, as an executive officer of another company where any of our current executives serves on that company’s compensation committee; (d) not being employed by or affiliated with or having an immediate family member employed by or affiliated with any of our present or former internal or external auditors within the three previous years; (e) not being or having one’s spouse be an executive officer or director of a non-profit organization that receives annual contributions from us in excess of $75,000; (f) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from us for property or services in an amount which exceeds the greater of $1 million, or 2% of our or the other person’s consolidated gross revenues; and (g) not owning more than 10% of an entity that receives fees for providing accounting, consulting, legal, or investment banking or financial services to us, our subsidiaries and affiliates (i) in excess of the lesser of $5 million or 1% of the gross revenues of such entity or (ii) the receipt of which results in an increase in the compensation received by the director from such entity.

Board Leadership Structure and Risk Oversight

Doral Financial does not have a policy on whether the Chairman and Chief Executive Officer positions (“CEO”) should be separate or combined. At this time Mr. Wakeman is the Company’s CEO and the Company does not presently have a Chairman of the Board. The non-management directors have appointed James Gilleran to serve as the lead independent director, who presides over executive sessions of the non-management directors. It is anticipated that other non-management members will serve as lead independent director from time to time as determined by the Board of Directors.

The Board of Directors understands that this leadership structure best serves the interests of the Company at this time as it provides for a clearly defined leadership structure and for increased efficiency and leadership coordination. Because the CEO is also a Director, it also allows the CEO to work more closely and collegially with all the members of the Board of Directors to establish the direction of the Company. The Board of Directors continually evaluates the Company’s leadership structure. If the Board of Directors decides to name a Chairman of the Board in the future, then at that time it will evaluate whether or not to combine the positions of Chairman of the Board and CEO.

The Board of Directors has a significant role in the risk oversight of the Company. As mentioned above, the Board of Directors has a risk policy committee that is directly responsible for assisting the Board of Directors in fulfilling its responsibilities to oversee the Company’s policies to manage interest rate risk, market risk and credit risk as well as to oversee hedging and derivatives activities. The risk policy committee also regularly participates in the review and approval of the Company’s allowance for loan losses. In order to carry out its responsibilities, the risk policy committee regularly meets with management to assess the major risks of the Company. After its meetings the risk policy committee reports to the Board of Directors in full.

As mentioned above, the audit committee represents and assists the Board of Directors with the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, and the preparation of an audit committee report as required by the SEC to be included in our annual Proxy Statement. The audit committee reviews reports from management, independent auditors, internal auditors, compliance, legal counsel, regulators and other outside consultants, as considered appropriate, that include risks that the Company faces and the Company’s risk management function. In connection with the oversight of internal controls over financial reporting, management keeps the audit committee informed of any significant deficiencies and material weaknesses, which are also reported to the full Board of Directors. The audit committee also meets with management periodically to discuss risk related matters. After its meetings the audit committee reports to the Board of Directors in full.

Compensation Committee Interlocks and Insider Participation

None of the members or our Compensation Committee is or was during 2009 an executive officer of Doral Financial. Since January 1, 2009, none of the executive officers of Doral Financial has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of Doral Financial.

Indemnification of Directors

We have obtained directors’ and officers’ liability insurance for our directors and officers. Our Restated Certificate of Incorporation (as amended) contains a provision that exempts directors from personal liability for monetary damages to us or our shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporations Law. We have also agreed to indemnify directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Doral Financial specifically incorporates this Report by reference therein.

The Audit Committee of our Board of Directors operates under a written charter, which was last reviewed by the full Board on March 19, 2009. The complete text of the charter, as amended and restated, which reflects the standards set forth in SEC regulations and New York Stock Exchange listed company manual, is available through the Corporate Governance page of our website at www.doralfinancial.com and will be provided to shareholders free of charge upon written request.

The role of the Audit Committee is to assist our Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the charter, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee also reviewed with management and PricewaterhouseCoopers LLP management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process. In performing its functions, the Audit Committee met in periodic executive sessions with management, the internal auditors and the independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Committee discussed with PricewaterhouseCoopers LLP matters related to their independence and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered whether any other non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Company’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to our Board that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Raymond Quinlan (Chairman)
Frank Baier
Dennis Buchert
James Gilleran
Douglas Jacobs
Mark Kleinman
Gerard Smith

Dated: March 29, 2010

Certain Relationships and Related Transactions

In connection with the raising of capital in June 2007, we entered into an advisory services agreement with Bear Stearns Merchant Manager III, (Cayman), L.P., which was at that time an affiliate of Bear Stearns Merchant Banking. Irving Place Capital (the “Advisor”) is the successor to Bear Stearns Merchant Banking. Pursuant to the agreement, the Advisor will provide certain financial and administrative services to us in exchange for an annual fee and the reimbursement of out-of-pocket expenses. The agreement has a term of five years. The annual fee (payable in advance on August 31 of each year, except for the fee in respect of the first twelve-month period which was payable at closing) for the first twelve-month period from July 1, 2007 to June 30, 2008 was $1.5 million, and will increase by $500,000 during each twelve-month period thereafter. Notwithstanding the foregoing, the fee for the last three twelve-month periods is capped at an amount equal to three percent of the Company’s consolidated pre-tax income for the preceding twelve-month period. During 2009 the Company paid $500,000 to the Advisor pursuant to this agreement. The agreement may be terminated by the Company at any time upon 60 days’ prior notice. In the event of early termination, the Company would be required to pay the Advisor all fees that would otherwise be payable under the agreement through the earlier of (x) the fifth anniversary of the date of the agreement and (y) the second anniversary of termination.

During 2009, we paid $125,000 to partnerships affiliated with each of Perry Capital LLC, Tennenbaum Capital Partners, LLC and Marathon Asset Management, LLC, in lieu of payment of directors’ fees to those individuals that were designated by them to serve on our Board of Directors.

We will also reimburse the reasonable out-of-pocket expenses of Doral Holdings, its parent company and the general partner of its parent company, to the extent related to its investment in Doral Financial, including but not limited to reasonable and documented legal and accounting expenses, regulatory compliance costs, the costs of insurance, all partner reporting and other administrative expenses. During 2009, the Company assumed $0.3 million of professional services expense related to Doral Holdings.

During 2009, Professional Integrated Services, a company that is co-owned by the spouse of Lesbia Blanco, one of our Executive Vice Presidents, rendered property inspection services to us and received fees of $1.8 million. This firm has provided services to us since 2000, well before Ms. Blanco joined Doral Financial, and we believe that all transactions with this firm were entered into in the ordinary course of business on substantially the same terms and conditions as those for comparable transactions with unrelated parties.

Doral Bank PR and Doral Bank, FSB have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and executive officers of Doral Financial as well as their affiliated entities. All extensions of credit to any of these persons and their related entities by Doral Bank PR or Doral Bank, FSB have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Doral Bank PR or Doral Bank FSB, as applicable. Management believes that such extensions of credit do not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant and subject to our bylaws, we are reimbursing the reasonable legal expenses of our current and former officers and directors with respect to the lawsuits and other legal proceedings initiated in connection with the restatement of our financial statements, in advance of their final disposition.

While we have not adopted a written policy with respect to the review, approval or ratification of related person transactions, historically, our practices and procedures to monitor and disclose related person transactions have included:

•	The adoption of a policy requiring prior approval of loans to directors, officers, and immediate family members thereof in accordance with the requirements of Regulation O of the Federal Reserve Board and the approval of certain transactions between our bank subsidiaries and their non-bank affiliates in accordance with the requirements of Regulation W of the Federal Reserve Board,

•	The adoption of a Code of Business Ethics and Conduct, which governs potential conflicts of interest, and

•	The use of annual questionnaires requiring directors and executive officers to report related person transactions to us.

We recognize that transactions with related persons present a heightened risk of actual or perceived conflicts of interest or improper valuation. However, in certain instances, such transactions may be in, or may not be inconsistent with, the best interests of Doral Financial and our shareholders.

Executive Officers

The following table sets forth the name, age and principal position of each of our current executive officers. There are no arrangements or understandings with us pursuant to which any of these executive officers was selected as an officer, except for their respective employment agreements. None of the executive officers shown below is related to any other director or executive officer of Doral Financial by blood, marriage or adoption.

Name	Age	Position

Glen R. Wakeman	50	President, Chief Executive Officer and Director of Doral Financial Corporation and Doral Bank
Lesbia Blanco	63	Executive Vice President and Chief Talent & Administration Officer
Robert E. Wahlman	54	Executive Vice President and Chief Financial and Investment Officer, Director of Doral Bank
Paul Makowski	58	Executive Vice President and Chief Risk Officer, Director of Doral Bank
Enrique R. Ubarri	38	Executive Vice President and General Counsel, Director of Doral Bank
Christopher Poulton	38	Executive Vice President and Chief Business Development Officer
Luis Alejandro-Narvaez	48	Senior Vice President, Chief Internal Auditor
Laura Vázquez	51	Senior Vice President, Controller and Principal Accounting Officer

See table under “Nominees for Directors” for the business experience of Glen R. Wakeman.

Lesbia Blanco was named Executive Vice President — Chief Talent & Administration Officer on August 14, 2006. Previously she served as Human Resources Director — Worldwide Operations of Ethicon, Johnson & Johnson (2001 — 2006) and Human Resources Director for the Americas of The Coca-Cola Company (1999 — 2001).

Robert E. Wahlman was appointed Executive Vice President and Chief Financial and Investment Officer in March 2009. Previously he served from June 2007 to February 2009 as U.S. Bank Group, Chief Financial Officer of Merrill Lynch & Co. Mr. Wahlman also served as Merrill Lynch Bank USA Chief Financial Officer from June 2005 to June 2007 and prior to that appointment, he served as Merrill Lynch Bank and Trust Chief Financial Officer from June 2003 to June 2005. From January 2001 to June 2003, Mr. Wahlman worked as U.S. Bank Group Controller for Merrill Lynch and Co. Before Merrill Lynch & Co., Mr. Wahlman was with CIGNA Corporation as Controller and Chief Accounting Officer of Cigna’s four life insurance subsidiaries from September 1998 to January 2001.

Paul Makowski was appointed Executive Vice President and Chief Risk Officer on June 25, 2007. Prior to joining Doral Financial he served as Consumer Real Estate Risk Executive of Bank of America from April 2004 to December 2006, and as Chief Retail Credit Officer, HSBC, North America, from 1999 to 2004.

Enrique R. Ubarri, Esq. was appointed Executive Vice President and General Counsel in October 2006. Previously he was employed as Vice President and General Counsel of Triple-S Management Corporation (September 2005 — September 2006); and Senior Vice President, General Counsel and Director of Compliance of Santander BanCorp (October 2000 — September 2005).

Christopher C. Poulton was appointed Executive Vice President and Chief Business Development Officer on June 1, 2007. Previously he was employed in various positions at GE Money (formerly known as GE Consumer Finance) from 1993 to May 2007 including Vice President — Business Development.

Luis Alejandro-Narvaez, CPA, CISA, was appointed as Senior Vice President and Chief Internal Auditor in February 2007. Prior to his employment with Doral Financial, he was employed with Oriental Financial Group for 17 years and his last position was Senior Vice President and General Auditor from 2004 to 2007.

Laura Vázquez, CPA was appointed as Controller and Principal Accounting Officer in August 2007. Previously she was employed as Controller of Santander BanCorp from 1989 to 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for the late filing of the Initial Statements of Beneficial Ownership of Securities for each of Douglas Jacobs, Mark Kleinman and Robert Wahlman.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

On July 19, 2007, Doral Holdings Delaware, LLC, a newly formed entity in which Irving Capital Partners (previously Bear Stearns Merchant Banking) and other investors, including funds managed by Marathon Asset Management, Perry Capital, the D.E. Shaw Group and Tennenbaum Capital Partners invested, purchased 90% of our then outstanding common stock. This transaction is sometimes referred to by us as the “recapitalization”.

Following the recapitalization, our policy has been to honor those existing employment agreements with the chief executive officer and other named executive officers, all of which had been approved by our Compensation Committee prior to the recapitalization. Following the recapitalization, we have also reviewed and revised our compensation program with the goal of better aligning executive compensation with our business objectives and financial performance. Specifically, the philosophy behind our compensation program is to:

•	Support an environment that rewards performance with respect to our goals, as set forth in our business plan;

•	Integrate the incentive compensation program with our short and long-term strategic plans;

•	Attract and retain key executives critical to our long-term success; and

•	Align the interests of executives with the long-term interests of stockholders through equity based awards that can result in ownership of stock.

Establishing Compensation

Our Board of Directors has delegated authority to its Compensation Committee with respect to the Company’s overall compensation policy, including authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the President and Chief Executive Officer and Chief Financial Officer, approval of the compensation structure for our other named executive officers, and review of the Chief Executive Officer’s recommendations with respect to executive officer compensation.

Twice each year the Chief Executive Officer evaluates the performance of the other named executive officers against their established goals and objectives. Annually, the Chief Executive Officer uses the results of these evaluations to determine the compensation packages to be recommended for approval by the

Compensation Committee, to the extent not covered by existing employment agreements. The Compensation Committee meets annually, to evaluate the performance of the executive officers, and to approve executive compensation packages and share-based incentive compensation. Compensation matters regarding the Chief Executive Officer are dealt with by the Compensation Committee in executive session. The Chief Executive Officer may request a session with the Compensation Committee at an interim date to review the compensation package of an executive officer in the event of unforeseen organizational or responsibility changes, including new hires that occur during the year.

In determining compensation components and levels, the committee considers the scope of the executive’s responsibility, our overall performance, the executive’s overall performance, the cash, equity and total compensation paid by competitors to employees in comparable positions, career risk in joining our company and, commencing in 2009, the executive’s income potential resulting from common stock acquired and stock options granted.

Compensation Components

Our executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and eligibility for annual cash bonuses contingent upon the achievement of specific company and personal objectives. Starting in 2009, long-term compensation may include grants of stock options, restricted stock or other share-based incentives established by the Compensation Committee. The components of executive compensation are explained in more detail below:

Annual Base Salary.  The Compensation Committee annually reviews the base salaries of our executive officers and approves adjustments, as appropriate, based on the factors discussed above as well as recommendations made by the Chief Executive Officer. For 2009, the base salary for our Chief Executive Officer and each of our other named executive officers, except for the Chief Financial Officer, were established by employment agreements approved by our Compensation Committee prior to the recapitalization. The Compensation Committee approved the compensation package provided to the Chief Financial Officer when he was appointed on March 25, 2009.

As discussed above, among the factors considered by the Compensation Committee in establishing base salaries for our executive officers other than our Chief Executive Officer is the level of salaries paid by competitors, principally publicly traded financial institutions located in Puerto Rico. For more information on the determination of the base salary of our Chief Executive Officer see “Chief Executive Officer” below. These companies consist of:

Popular, Inc.	Oriental Financial Group, Inc.
Santander BanCorp	R&G Financial Corporation
First BanCorp	W Holding Company, Inc.

The data from the above companies group is obtained from publicly available data, primarily proxy statements and annual and other reports filed with the SEC. We use this data only as a point of reference to put into perspective the level of compensation and mix of compensation components which we feel is appropriate for the named executive officers. On the basis of this information, we understand that our base salaries are generally at the higher range of the competitive set. We believe the differences are justified because of the quality of our senior management and the career risk of joining our company at a time when we still face several challenges.

Short-Term Incentive Compensation — Annual Cash Bonuses.

All of our named executive officers (as well as other eligible key employees) are eligible to receive annual cash bonuses. Annual cash bonuses are designed to align the executive’s performance with our business plan by rewarding the achievement of specific financial and business objectives. For 2009, for our named executive officers other than the Chief Executive Officer, these objectives were based on the rankings of the divisions or business units under the direct supervision of that executive. Higher or lower amounts are available to be paid based on the relative performance with the goal of rewarding higher performance, provided that in all cases the overall annual budget is not exceeded. The annual bonus budget for the named executive officers as a group other than the Chief Executive Officer is determined by the Compensation Committee in consultation with the Chief Executive Officer and is based on a percentage of the aggregate base salaries of such individuals. For 2009, the percentage was 58.8%.

The evaluation and determination of the annual bonus for the Chief Executive Officer is made by the Compensation Committee in executive session.

The individual performance of the Chief Executive Officer for 2009 was determined by the Compensation Committee based on its evaluation of Mr. Wakeman in leading Doral Financial’s turnaround efforts. The Compensation Committee determined that Mr. Wakeman would receive a bonus of $1,500,000.

The performance evaluation for each of the other named executive officers was based on a ranking from 1 to 5 of the specific business unit or division under the direct supervision of the executive officer. The goal was to reward those executive officers whose businesses unit performed best during the year. The rankings were determined by the Chief Executive Officer and approved by the Compensation Committee. The factors used to determine the rankings of the specific business units or divisions were based largely on the financial performance of the Company as well as objectives and goals the help protect the financial soundness of the Company. These objectives and goals vary depending on the named executive officer’s particular responsibilities. For 2009, the following were our primary objectives and goals:

•	Enhancing Controls and Procedures. Determined by measuring the elimination of significant deficiencies in the Company’s accounting and reporting function; maintaining and enhancing the Company’s internal controls over financial reporting; the elimination of outstanding regulatory actions; and improving the Company’s disclosure controls and procedures. These items are evaluated and tracked by the Company’s Compliance Review Board.

•	Reducing of Non-Performing Assets. Determined by measuring the reduction or elimination of non-performing assets and non-performing loans.

•	Enhancing Business Unit Net Income. Determined by measuring net income improvements (excluding non-core and one-time events) for the business unit or division.

•	Utilizing Capital. Determined by measuring the preservation of capital and improvements to the return on capital.

Set forth below are the rankings for 2009 of the specific business units or divisions under the direct supervision of each of the named executive officers other than Mr. Wakeman.

Named Executive Officer	Division	Ranking

Robert Wahlman	Finance & Investment	1
Christopher Poulton	Corporate Development	2
Lesbia Blanco	Talent & Administration	3
Enrique Ubarri	Legal & Compliance	4
Paul Makowski	Enterprise Risk Management	5

The Chief Executive Officer used his discretion in allocating the 2009 bonuses to the named executive officers (other than the Chief Executive Officer) based on the rankings of the specific business units or division. As set forth below, the named executive officers overseeing business units or divisions that were less successful in achieving the identified objectives and goals received lower percentage bonus payments.

The table below sets forth the target levels and other related bonus information for the Chief Executive Officer and the other named executive officers for 2009.

					Actual Bonus
		Target Bonus	Minimum		(Percentage
Named		(Percentage of	Bonus	Actual	of 2009
Executive Officer	Base Salary	2009 Base Salary)	(Per Contract)	Bonus Paid	Base Salary)

Glen R. Wakeman	$1,000,000	150% to 200%	N/A	$1,500,000	150%
Robert Wahlman	450,000	65%	N/A	350,000	78%
Christopher C. Poulton	400,000	60% to 200%	N/A	300,000	75%
Lesbia Blanco	400,000	60% to 200%	N/A	270,000	68%
Enrique R. Ubarri	400,000	60% to 200%	N/A	240,000	60%
Paul Makowski	400,000	60% to 200%	N/A	50,000	13%
Former Officer
Marangal I. Domingo	500,000	100%	N/A	600	0.1%

Long-Term Compensation — Equity Based Awards

The third principal component in our total compensation program for our senior executives (i.e., salary, bonus and equity) is the award of stock options and other awards based on the value of our common stock, such as restricted stock and restricted stock units.

In connection with our recapitalization transaction in July 2007, all outstanding options under our previous equity based plans were terminated and restricted stock units for 10,000 shares previously granted to the Chief Executive Officer automatically vested.

During the 2008 annual meeting our shareholders approved the 2008 Stock Incentive Plan (the “Stock Plan”) which provides the framework to support our long-term executive compensation program. The Stock Plan replaced the existing Omnibus Incentive Plan and authorizes grants of stock options and stock appreciation rights as well as other equity based awards such as restricted stock and restricted stock units.

Grants of stock options and restricted stock are designed to directly align a portion of compensation for senior executives and other key employees with shareholders’ interest and the Compensation Committee understands that they will serve as our principal element of long-term compensation. The Compensation Committee currently anticipates that a portion of awards under the Stock Plan designed to address long-term compensation goals will include time-based vesting provisions designed to promote retention goals. The Compensation Committee may also consider awarding stock options and restricted stock with performance-based vesting provisions, which are designed to provide an incentive to achieve specific business objectives. To the extent advisable and consistent with its compensation and retention needs, the Compensation Committee may grant awards of restricted stock with both time-based and performance based vesting provisions.

Stock option and/or restricted stock awards generally may be granted annually to executives and other key employees. All of the named executive officers (as well as other eligible key employees based on salary grade) participate under the Stock Plan. The size and type of awards will be determined by the Compensation Committee, upon among other factors, shares available for grant under the Stock Plan, the executive’s position in Doral Financial, his or her contributions to our objectives and total compensation. Larger equity awards will be made to more senior executives so that a larger portion of their total potential compensation will be variable and will increase upon shareholder value creation.

Factors that may be considered in deciding which form the equity awards will take (i.e., stock options or restricted stock) may include, among others, our stock price at the time the award is granted, the degree to which the awards are intended to provide a retention incentive and the impact on “overhang” (i.e., the dilutive effect on our common stock).

Grants of stock options and restricted stock will not specifically be timed to be made before major announcements or earnings releases. Grants of equity awards as a result of new-hires or promotions generally are made at the next Compensation Committee meeting following such events. There are generally no differences in the timing of equity grants for the named executive officers, compared with other eligible employees.

Stock options and other equity based awards made under the Stock Plan will provide that in the event of a change of control, as defined in the Stock Plan, all such grants shall be immediately vested.

No stock options or other equity based awards were granted to any of the named executive officers under the Stock Plan during 2009.

Stock Ownership Guidelines

While we have not adopted stock ownership guidelines for our directors and senior executive officers, we recognize that such guidelines may be an important tool to better align the interests of directors and executive officers with those of our stockholders. As such, we will evaluate from time to time whether the adoption of stock ownership guidelines is appropriate at this time and whether they should be adopted in the future.

Retirement and Other Fringe Benefits

All of Doral Financial’s employees (and those of its affiliates) in Puerto Rico and on the mainland United States are eligible to participate in the Puerto Rico and United States Retirement and Incentive Savings Plans (the “Retirement and Savings Plans”), respectively, upon compliance with the applicable participation requirements.

Under the Retirement and Savings Plans, our employees who are at least 18 years of age and have completed one year of employment with Doral Financial, including the named executive officers, are able to contribute a portion of their annual compensation on a pre-tax basis up to the applicable legal limits (for 2009, Puerto Rico is $9,000 and United States is $16,500). The Puerto Rico plan matches 50% of the employee contributions (100% of employee contributions in the case of employees whose yearly basic compensation does not exceed $30,000) up to the lesser of 3% of basic compensation or $4,000 (as these terms are defined in the Puerto Rico plan). The United States plan matches 50% of the employee contributions up to 5% of annual compensation (as these terms are defined in the United States plan). All employee contributions to the Retirement and Savings Plans are fully vested upon contribution. Matching contributions from Doral Financial are 100% vested after five years.

We also provide our active employees, including named executive officers, with health care, life insurance and disability benefits.

Perquisites

We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation program. Our named executive officers are generally provided with a car allowance. In addition, in connection with the recruiting of our new senior management team, we agreed to reimburse our new senior executives for relocation expenses and certain temporary living expenses in Puerto Rico, as well as commissions, fees and closing costs relating to the sale of their primary residence and fees and expenses associated with purchase of a home in Puerto Rico, including mortgage points and other closing costs, and any U.S. federal, Puerto Rico and other taxes payable by the executive on any of the foregoing. In certain cases, we also agreed to pay reasonable legal fees and expenses incurred by our named executive officers in connection with the negotiation and documentation of their respective employment agreements, subject to a cap.

Pursuant to Mr. Wakeman’s employment agreement, he is provided with the use of a company automobile and driver. Mr. Wakeman is also reimbursed for reasonable expenses associated with one club membership in Puerto Rico.

Tax Consideration of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that compensation paid to a corporation’s chief executive officer or its four other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. Because, as a Puerto Rico corporation, we are not required to pay federal income taxes except on any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to us for executive compensation in the near future.

For Puerto Rico income tax purposes, compensation paid to our executive officers may be deducted so long as it is considered an ordinary and necessary expense. It is our Compensation Committee’s intention that all compensation paid to our executive officers be fully deductible by us for Puerto Rico income tax purposes. While unlikely, in certain instances our Compensation Committee may approve compensation that will not be deductible for Puerto Rico income tax purposes to ensure competitive levels of compensation for our executive officers.

Chief Executive Officer

We entered into an employment agreement with our Chief Executive Officer in May 2006. Mr. Wakeman’s employment agreement and compensation package were negotiated on an arms-length basis by our Compensation Committee. The Compensation Committee was assisted by Frederic W. Cook & Co., Inc., a leading executive compensation consulting firm. Mr. Wakeman’s employment agreement has an initial term of four years, with automatic one-year extensions (unless either party provides a notice of termination at least 180 days prior to the then-current expiration date). With the assistance of our outside consultants, we developed a total compensation package for Mr. Wakeman designed to provide a level of compensation that accurately reflected Mr. Wakeman’s competence and experience and his ability to have an immediate impact in his role as Chief Executive Officer, in light of our business and strategic goals. In developing Mr. Wakeman’s compensation package, we took into consideration Mr. Wakeman’s strong leadership background and record of building multi-product, consumer financial services businesses, as well as Mr. Wakeman’s significant international experience. We also took into consideration the compensation levels of similarly situated executives and the risks inherent to leaving an established career at one of the world’s best-known employers.

The principal terms of Mr. Wakeman’s compensation package include:

•	an annual base salary of $1.0 million;

•	contractually guaranteed cash bonuses of $1.5 million for each of the first two years of employment;

•	target opportunity of 150% of base salary and maximum bonus opportunity of 200% of target opportunity for subsequent years of employment;

•	a grant of 10,000 restricted stock units, which vested in full in July 2007 in connection with our recapitalization transaction; and

•	stock options, vesting annually over four years, to purchase an aggregate of 20,000 shares of our common stock at the market price on Mr. Wakeman’s first day of employment, which were forfeited in connection with the recapitalization transaction; and

•	reimbursement of reasonable expenses associated with one club membership in Puerto Rico.

Pursuant to his employment agreement, Mr. Wakeman was also entitled to receive $6.0 million payable in sixteen quarterly installments of $375,000 (adjusted for investment results) for as long as he is employed by us, from monies deposited by us with an escrow agent. This amount was designed to compensate Mr. Wakeman for the loss of substantial pension opportunities with his prior employer, the General Electric Company, and to serve as an additional inducement for Mr. Wakeman to assume the career risks associated with accepting his current position at Doral Financial.

On August 31, 2007, the Compensation Committee authorized the payment to Mr. Wakeman of the $4.8 million remaining in an escrow account maintained on behalf of Mr. Wakeman, pursuant to the terms of his employment agreement. The total payments paid to Mr. Wakeman from the escrow fund during 2007 were $5.1 million.

Compensation Committee Report

We reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Doral Financial’s management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

David King (Chairman)
Mark Kleinman
Raymond J. Quinlan

Dated: March 11, 2010

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of the named executive officers for the years ended December 31, 2009, 2008 and 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)(2)	($)	($)(3)	($)

Glen R. Wakeman(4)	2009	$1,000,000	$600	$—	$—	$1,500,000	$—	$192,650	$2,693,250
Chief Executive Officer &	2008	1,000,000	600	—	—	1,500,000	—	200,044	2,700,644
President — Doral Bank	2007	1,000,000	1,500,450	—	—	7,150,000	—	5,232,080	14,882,530
Christopher C. Poulton	2009	400,000	—	—	—	300,000	—	54,000	754,000
Executive Vice President —	2008	400,000	—	—	—	240,000		30,000	670,000
Chief Business Development Officer
Lesbia Blanco	2009	400,000	600	—	—	270,000	—	18,000	688,600
Executive Vice President	2008	400,000	600	—	—	240,000	—	22,794	663,394
and Chief Talent and Administration Officer	2007	373,077	180,450	—	—	1,220,000	—	12,532	1,786,059
Paul Makowski	2009	400,000	600	—	—	50,000	—	18,000	468,600
Executive Vice President —	2008	400,000	600			50,000		42,000	492,600
Chief Risk Officer
Enrique R. Ubarri	2009	400,000	600	—	—	240,000	—	18,000	658,600
Executive Vice President —	2008	400,000	600	—	—	240,000	—	18,000	658,600
General Counsel	2007	400,000	240,450	—	—	810,000	—	9,953	1,460,403
Robert E. Wahlman(5)	2009	337,500	150,600	—	—	350,000	—	49,500	887,600
Executive Vice President and Chief Financial Officer
Former Executive Officer
Marangal I. Domingo(6)	2009	138,461	600	—	—	—	—	1,669,944	1,809,005
Executive Vice President	2008	500,000	600	—	—	50,000	—	18,000	568,600
and Chief Financial Officer	2007	500,000	550,000	—	—	2,250,000	—	100,005	2,850,455

(1)	Bonuses paid to NEO’s include signing bonus, annual performance bonus for 2007 and $600 during 2009 and 2008 and $450 during 2007 of statutory Christmas Bonus. Please refer to “Overview of Executive Compensation — Performance-based incentive compensation” above, for additional information.

(2)	Includes the annual performance bonus for 2008 and 2009 and the special cash bonus amounts paid in 2007 under the Doral Financial Corporation Key Employee Incentive Plan (the “2007 Incentive Plan”).

The 2007 Incentive Plan was established by Doral Financial to motivate management and other key employees to commit significant additional time and effort to the implementation and consummation of our turnaround efforts. These efforts were concluded with the recapitalization, which occurred on July 19, 2007.

(3)	These amounts represent additional compensation paid by Doral Financial to NEO’s. These amounts for 2009, 2008 and 2007 consisted of the following items:

	Mr. Wakeman(4)	Mr. Poulton	Ms. Blanco	Mr. Makowski	Mr. Ubarri	Mr. Wahlman	Mr. Domingo

Car allowance or transportation ($)
2009	$157,550	$—	$18,000	$18,000	$18,000	$13,500	$5,538
2008	172,924	—	18,000	18,000	18,000	—	18,000
2007	107,080	—	12,532	—	9,953	—	9,953
Moving ($)
2009	—	—	—	—	—	—	12,879
2008	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
Travel and hotel ($)
2009	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
Rent($)
2009	—	54,000	—	—	—	36,000	—
2008	—	30,000	—	24,000	—	—	—
2007	—	—	—	—	—	—	44,000
Club Membership ($)
2009	35,100	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
Other
2009	—	—	—	—	—	—	1,651,527
2008	27,120	—	4,794	—	—	—	—
2007	5,125,000	—	2,579	—	—	—	46,052

(4)	Mr. Wakeman’s compensation included in “All Other Compensation” includes $5.1 million related to payments paid to him from monies deposited by Doral Financial with an escrow agent, pursuant to his employment agreement for 2007.

(5)	Mr. Wahlman was appointed as Executive Vice President and Chief Financial and Investment Officer in March 2009. Mr. Wahlman’s base salary for 2009 is prorated based on an annual salary of $350,000.

(6)	Mr. Domingo resigned as the Company’s Executive Vice President, Chief Financial Officer and Chief Investment Officer effective on March 24, 2009 and received payments of pursuant to a Resignation, Transition and Release Agreement. See “— Potential payments upon termination or change in control.”

Potential Payments Upon Termination or Change in Control

Our executive officers have entered into employment agreements with us, many of which contain change of control provisions.

Each of the employment agreements with Messrs. Glen Wakeman, Christopher C. Poulton, Paul Makowski, Robert Wahlman and Enrique R. Ubarri and Ms. Lesbia Blanco provides that in the event during the employment period, we terminate the executive’s employment “Without Cause” (as defined under the agreements) or the executive terminates his or her employment for “Good Reason,” in both cases upon or within two (2) years immediately following a change in control, we must pay or provide to the executive the following amounts and benefits:

•	an amount equal to the executive’s unpaid annual base salary for services through the date of termination;

•	(a) an amount equal to three times the sum of annual base salary plus target bonus in the case of Mr. Wakeman, (b) an amount equal to one time the sum of annual base salary and bonus during the preceding year in the case of Mr. Wahlman, and (c) for the other executives, an amount equal to two times the sum of annual base salary and bonus during the preceding year.

•	continued participation until the third anniversary for Mr. Wakeman and second anniversary in the case of the other executives of the date of termination in all company medical and dental coverage in which the executive and his eligible dependents were participating immediately prior to the date of termination;

•	as long as the executive uses such services prior to the first anniversary of the date of termination, up to $20,000 in the case of Mr. Wakeman ($25,000 in the case of the other executives) in outplacement services; and

•	payment of other amounts, entitlements or benefits, if any, in accordance with the applicable plans, programs, arrangements or other agreements of Doral Financial.

In addition, following a change of control occurring on or after the second anniversary of Mr. Wakeman’s commencement of employment, if any payment or benefit that is due to Mr. Wakeman from Doral Financial is subject to excise tax under Section 4999 of the United States Internal Revenue Code (the “golden parachute tax”), he is entitled a full tax “gross-up” unless the total value of all such payments and benefits (as measured for golden parachute tax purposes) exceeds the taxable threshold by ten percent or less, in which event the payments and benefits shall instead be reduced so as to fall below the taxable threshold.

Any of Messrs. Wakeman, Poulton, Makowski, Wahlman and Ubarri or Ms. Blanco, will have “Good Reason” to terminate his or her employment if there is:

•	a reduction in the executive’s then-current annual base salary or target bonus opportunity;

•	a material diminution in the executive’s positions, duties or authorities in his or her current position, including, without limitation, removing him or her from such positions; provided, that Good Reason shall also exist if at any time following a change in control involving an entity of smaller or similar size to Doral Financial (measured on the basis of assets), the executive does not hold the positions set forth above at the ultimate parent entity resulting from such change in control;

•	a change in the reporting structure requiring the executive to report to someone other than the Board, in the case of Mr. Wakeman, and the chief executive officer or the Board, in the case of the other executives;

•	in the case of Mr. Wakeman, failure to elect or reelect the executive as a member of the Board;

•	other than in the case of Mr. Wakeman, the executive’s principal work location is moved more than twenty-five (25) miles from San Juan, Puerto Rico; or

•	the failure of any successor to all or substantially all of Doral Financial’s assets to assume the executive’s employment agreement, whether in writing or by operation of law.

Mr. Wakeman and the other named executive officers are also entitled to certain termination payments if they are terminated by us Without Cause or they resign for Good Reason in circumstances that do not involve a change in control. The amounts shown in the following tables reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below as if they occurred on December 31, 2009. These amounts do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments to Glen Wakeman upon the Occurrence of Certain Events

	Termination by the	Termination by the
	Company without	Company with Cause		Termination by
	Cause or Resignation	or Resignation	Termination upon	Reason of Death or
	for Good Reason	without Good Reason	Change in Control	Disability

Components of Compensation(1)
Severance (base salary + bonus)	$5,000,000 (2)	—	$7,500,000	—
Medical and Dental Benefits
Other(3)	20,000	—	20,000	—

Potential Payments to Christopher C. Poulton upon the Occurrence of Certain Events

	Termination by the	Termination by the
	Company without	Company with Cause		Termination by
	Cause or Resignation	or Resignation	Termination upon	Reason of Death or
	for Good Reason	without Good Reason	Change in Control	Disability

Components of Compensation
Severance (base salary + bonus)	$1,400,000	—	$1,400,000	$1,400,000
Medical and Dental Benefits
Other(3)	25,000	—	25,000	—

Potential Payments to Enrique R. Ubarri upon the Occurrence of Certain Events

	Termination by the	Termination by the
	Company without	Company with Cause		Termination by
	Cause or Resignation	or Resignation	Termination upon	Reason of Death or
	for Good Reason	without Good Reason	Change in Control	Disability

Components of Compensation
Severance (base salary + bonus)	$1,281,200	—	$1,281,200	$1,281,200
Medical and Dental Benefits
Other(3)	25,000	—	25,000	—

Potential Payments to Lesbia Blanco upon the Occurrence of Certain Events

	Termination by the	Termination by the
	Company without	Company with Cause		Termination by
	Cause or Resignation	or Resignation	Termination upon	Reason of Death or
	for Good Reason	without Good Reason	Change in Control	Disability

Components of Compensation
Severance (base salary + bonus)	$1,341,200	—	$1,341,200	$1,341,200
Medical and Dental Benefits
Other(3)	25,000	—	25,000	—

Potential Payments to Paul Makowski upon the Occurrence of Certain Events

	Termination by the	Termination by the
	Company without	Company with Cause		Termination by
	Cause or Resignation	or Resignation	Termination upon	Reason of Death or
	for Good Reason	without Good Reason	Change in Control	Disability

Components of Compensation
Severance (base salary + bonus)	$901,200	—	$901,200	$901,200
Medical and Dental Benefits
Other(3)	25,000	—	25,000	—

Potential Payments to Robert Wahlman upon the Occurrence of Certain Events

	Termination by the	Termination by the
	Company without	Company with Cause		Termination by
	Cause or Resignation	or Resignation	Termination upon	Reason of Death or
	for Good Reason	without Good Reason	Change in Control	Disability

Components of Compensation
Severance (base salary + bonus)	$800,000	—	$800,000	—
Medical and Dental Benefits
Other(3)	25,000	—	25,000	—

(1)	If it is determined that any payment, distribution, benefit or other entitlement provided by the Doral Financial to Mr. Wakeman on or after the second anniversary of his commencement date with the Company would be subject to the excise tax or any related interest or penalties as described in the employment agreement, then the Executive would be entitled to receive an additional payment (a “Gross-Up Payment”) so that the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax and related interests or penalties imposed upon the payment, distribution or benefit subject to the terms described in the employment agreement. Such payment shall not become effective until the second anniversary of the Commencement Date and shall only apply if there is a Change in Control of the Company on or after such date.

(2)	This reflects the total amount due payable monthly in equal installments for a period of 24 months.

(3)	This includes a $25,000 in outplacement services as long as the executive uses such services prior to the first anniversary of the date of termination. For Mr. Wakeman, the outplacement services amount is $20,000.

Mr. Domingo resigned as Doral Financial’s Executive Vice President, Chief Financial Officer and Chief Investment Officer effective on March 24, 2009. Doral Financial and Mr. Domingo entered into a Resignation, Transition and Release Agreement in connection with such resignation. For the period commencing on March 24, 2009 and ending on June 30, 2009 (the “Transition Period”), Mr. Domingo continued to be employed by Doral Financial as an employee to facilitate and assist in the transition of the new Chief Financial Officer and Chief Investment Officer. During the Transition Period, Mr. Domingo reported directly to Mr. Wakeman. In consideration for his release under the Resignation, Transition and Release Agreement, Mr. Domingo received the total amount $1,500,000, less all applicable legal deductions.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010. PricewaterhouseCoopers LLP has served as our independent public accountants since 1977. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP during our 2009 fiscal year included the examination of our consolidated financial statements, limited reviews of quarterly reports, audits of our subsidiaries, services related to filings with the SEC (including those relating to our exchange offer transactions) and other regulatory agencies and consultations on various tax and accounting matters.

Our Audit Committee reviewed all non-audit services rendered by PricewaterhouseCoopers LLP to us and concluded that the provision of such services was compatible with the maintenance of PricewaterhouseCoopers’ independence in the conduct of its auditing functions. Our Audit Committee has adopted a Pre-Approval Policy pursuant to which it has pre-approved various audit related services, including due diligence services as well as tax planning and tax compliance services. In all cases, the extent of pre-approved services is limited by dollar amount. Our Audit Committee intends to periodically review the list of pre-approved services. A copy of our Audit Committee’s Pre-Approval Policy may be found on our website at www.doralfinancial.com.

The aggregate fees billed for professional services by PricewaterhouseCoopers LLP in 2009 and 2008 for the various services provided to Doral Financial were:

Type of Fees	2009	2008

Audit Fees	$2,435,000	$2,855,000
Audit-Related Fees	$205,000	$230,000
Tax Fees	$30,000	$35,000
All Other Fees	$245,035	$191,550

Total	$2,915,035	$3,311,550

In the above table, in accordance with SEC definitions and rules, “audit fees” are fees paid by us to PricewaterhouseCoopers LLP for professional services rendered for the audits of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and of the consolidated financial statements included in the Form 10-K and for the review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and consisted of accounting consultations and attestation reports under mortgage servicing agreements relating to Regulation AB Compliance. “Tax fees” are fees for tax compliance, tax advice and assistance with tax audits. “All other fees” are fees billed by PricewaterhouseCoopers LLP to us for any services not included in the first three categories. “All other fees” includes approximately $129,500 and $191,550 that were paid by Doral Financial for audit and tax services performed on Doral Holdings and paid by Doral Financial during 2009 and 2008, respectively. During 2009 and 2008, we paid approximately $1,500 and $9,000, respectively in each year, related to the use of an electronic library of authoritative research on accounting and SEC literature.

The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the Audit Committee will reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Required Vote

For the ratification of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will not be voted for such matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval.

Vote Recommendation

Our Board of Directors recommends that shareholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

INTERNET AVAILABILITY

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on May 12, 2010: This proxy statement, the form of proxy card, the notice of annual meeting and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 are available at http://bnymellon.mobular.net/bnymellon/DRL.

OTHER MATTERS

We do not intend to present any business at the annual meeting other than as described in the accompanying notice of meeting. Management knows of no matters that may be brought before the annual meeting or any adjournments thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should properly come before the annual meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

Each proxy solicited hereby also confers discretionary authority on the proxy holders for the election of any person as director if any nominee is unable to serve or for good cause will not serve. The Company has no knowledge that any nominee will become unavailable for election.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2011 ANNUAL MEETING

Under Doral Financial’s bylaws, no business may be brought before an annual meeting, including nominations from shareholders, unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Corporate Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 180 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is with respect to the 2011 Annual Meeting of Shareholders between April 12, 2011 and June 11, 2011 — notice by a shareholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with certain additional information requirements in the bylaws relating to shareholder nominations.

These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Doral Financial’s proxy statement. According the SEC’s requirements, shareholder proposals intended to be included in Doral Financial’s proxy statement for the 2010 Annual Meeting Shareholders must be submitted to the Corporate Secretary not later than December 9, 2010. You can obtain a copy of Doral Financial’s bylaws by writing to the Corporate Secretary at the address set forth on the cover page of this proxy statement.

Shareholder proposals should be directed to the attention of the Corporate Secretary of Doral Financial and otherwise follow the procedure prescribed in SEC Rule 14a-8.

The above Notice of Annual Meeting and Proxy Statement are sent by order of our Board of Directors of Doral Financial Corporation.

Enrique R. Ubarri
Secretary

Dated: April 9, 2010

# YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

## Doral Financial

**OR**

WO#
72908

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example ☒

| | FOR all listed nominees | WITHHOLD as to all nominees | *EXCEPTIONS |
|---|---|---|---|
| No. 1 – Election of Directors | ☐ | ☐ | ☐ |

Nominees are:

01 Dennis G. Buchert
02 James E. Gilleran
03 Douglas L. Jacobs
04 David E. King
05 Mark Kleinman
06 Howard M. Levkowitz
07 Raymond J. Quinlan
08 Gerard L. Smith
09 Frank W. Baier and
10 Glen R. Wakeman

*Exceptions ____________________________

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| No. 2 – Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm | ☐ | ☐ | ☐ |

To vote in accordance with the Board of Directors' recommendation, just sign below. No boxes need to be checked.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

**Signature** ____________________ **Signature** ____________________ **Date** __________

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is avail able through 11:59 PM Eastern Time the day prior to annual meetin g day. INTERNET http://www.proxyvoting.com/drl Use the Internet to vote your proxy. Doral Financial Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone tele phone to vote your proxy. Have your proxy card in hand when you cal . If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return t i in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 72908 FOLD AND DETACH HERE IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. Please mark your votes as in dic ated in this example X The Board of Directors recommends a vote FOR Items 1 and 2. FOR WITHHOLD all lis ted nomin ees as to all nominees *EXCEPTIONS FOR AGAINST ABSTAIN No. 1 – Election of Directors No. 2 – Ratif ication of Appointment of Pric ewaterhouseCoopers LLP as Independent Registered Public Accounting Firm Nominees are: 01 Dennis G. Buchert 06 Howard M. Levkowit z 02 James E. Gille ran 07 Raymond J. Quinlan Tov otei na ccordance witht heB oardo fD irectors’r ecommendation, justs ign below. No boxes need to be checked. 03 Douglas L. Jacobs 08 Gerard L. Smith 04 David E. King 09 Frank W. Baie r and 05 Mark Klein man 10 Gle n R. Wakeman (INSTRUCTIONS: To withhold authority to vote for any indiv idual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please mark, date and sig n as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so n i dicate when signing. If the signer s i a corporation, please sign the full corporate name by a duly authoriz ed officer. If shares are held jo intly, each shareholder named should sign.

You can now access your Doral Financial Corporation account online. Access your Doral Financia l Corporation account online via Investor ServiceDirect® (ISD). BNY Mel on Shareowner Services, the transfer agent for Doral Financial Corporation, now makes it easy and convenie nt to get current in formation on your sharehold er account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplic ate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 onlin e access to your future proxy materia ls, investment plan statements, tax documents and more. Simply lo g on to Investor ServiceDirect® at www.bnymel on.com/shareowner/is d where step-by-step instructions wil l prompt you through enrollment. Important notice regarding the availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are availa ble at: http://bnymellon.mobular.net/bnymellon/drl FOLD AND DETACH HERE Doral Financial Corporation 1451 F.D. Roosevelt Ave. San Juan, Puerto Rico 00920-2717 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS The undersigned holder of Common Stock of Doral Financial Corporation (the “Corporation”) hereby authorizes and appoints James Gilleran, Glen R. Wakeman and Enrique R. Ubarri, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the London Hotel, Hyde Room, 151 West 54th Street, New York, New York beginning at 7:30 a.m. EST, on Wednesday, May 12, 2010 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof. Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof, and for the election of any person as director if any nominee is unable to serve or for good cause will not serve. The Corporation at present has no knowledge of any other business that may be brought before the meeting, or that any nominee will become unavailable for election. Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on May 12, 2010: The proxy card, the proxy statement, the notice of annual meeting and the Corporation’s Annual report on Form 10-K for the year ended December 31, 2009 are available at http://bnymellon.mobular.net/bnymellon/DRL. (Continues and to be signed on other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 WO# 72908